Exhibit 99.1

Dividend Declaration

FOR IMMEDIATE RELEASE

From:	Christy Stoner Uwharrie Capital Corp (704) 991-1138

Date:	July 17, 2014

Albemarle - Uwharrie Capital Corp has declared a 2% stock dividend to be paid to common stock shareholders on August 15, 2014.

“Having weathered the economic storm of the last few years, we are pleased to share this tangible evidence of the continued growth and development of our company. Our earnings, capital position, and asset quality continue to improve,” stated Roger Dick, President and Chief Executive Officer.

Shareholders of Uwharrie Capital Corp, as of the record date July 30, 2014, will receive the dividend. Only whole shares of stock will be issued. Shareholders who hold stock certificates will receive a new certificate by mail, representing the 2% stock dividend shares. If the stock is held in brokerage accounts, shares will be electronically delivered directly to the appropriate accounts. If applicable, a check for payment of a fractional share may also be enclosed with the new stock certificate or deposited electronically.

Shareholders may contact Tamara Singletary or Lisa Hartsell in Investor Relations at (704) 982-4415 for further information about the dividend.

About Uwharrie Capital Corp

Uwharrie Capital Corp offers a full range of financial solutions through its subsidiaries: Uwharrie Bank, Strategic Investment Group and Strategic Investment Advisors. Additional information on Uwharrie Capital Corp may be found at www.UwharrieCapitalCorp.com or by calling (704) 982-4415.

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